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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Consulting Agreement by and between Kenneth A. Freeman and Lone Star International Energy, Inc., Consulting Agreement by and between Brian T. McKee and Lone Star International Energy, Inc., and Consulting Agreement by and between Scott MacCaughern and Lone Star International Energy, Inc., of our report dated April 7, 1997, with respect to the consolidated financial statements and schedules of Lone Star International Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                 /s/ DAVIS, KINARD & CO., P.C.
                                                 -----------------------------
                                                     Davis, Kinard & Co., P.C.


Abilene, Texas
August 26, 1997